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                                                                    EXHIBIT 23.3

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
The CIT Group, Inc.:

   We consent to the incorporation by reference in this Registration Statement on Form S-8 of Tyco International Ltd. of our report dated January 25, 2001, except as to Note 25, which is as of March 13, 2001, relating to the consolidated balance sheets of The CIT Group, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the Current Report on Form 8-K of Tyco International Ltd. dated April 3, 2001.

                                          /s/ KPMG LLP

Short Hills, New Jersey
June 7, 2001